SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 6)


                               Navarre Corporation
                       -----------------------------------
                                (Name of Issuer)


                                  Common Stock
             ------------------------------------------------------
                         (Title of Class of Securities)

                                    639208107
                               ------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ]   Rule 13d-1(b)
   [ ]   Rule 13d-1(c)
   [X]   Rule 13d-1(d)

   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


                                Page 1 of 4 Pages

-----------------------------                     ------------------------------
CUSIP NO.  639208107                   13G            PAGE   2   of   4  PAGES
          ------------                                     -----    -----
-----------------------------                     ------------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON:   Eric H. Paulson
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
       (a) [ ]
       (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Minnesota
--------------------------------------------------------------------------------

            NUMBER OF         5      SOLE VOTING POWER

             SHARES                  2,367,019 shares
                            ----------------------------------------------------
          BENEFICIALLY        6      SHARED VOTING POWER

            OWNED BY                 3,650 shares
                            ----------------------------------------------------
              EACH            7      SOLE DISPOSITIVE POWER

            REPORTING                2,367,019 shares
                            ----------------------------------------------------
             PERSON           8      SHARED DISPOSITIVE POWER

              WITH:                  3,650 shares
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,370,669 shares
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)

       [ ]
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.1%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
--------------------------------------------------------------------------------


                                Page 2 of 4 Pages

ITEM 4 IS HEREBY AMENDED AS FOLLOWS:

ITEM 4.         OWNERSHIP

                At December 31, 1999, Mr. Paulson beneficially owned the following shares of Navarre Corporation:

        (a)     Amount beneficially owned - 2,370,669 shares.

        (b)     Percent of Class - 10.1%.

        (c) Of the shares beneficially owned by the Reporting Person, he has the power to vote or dispose of the shares as follows:

                (i) Sole power to vote or direct the vote - 2,367,019 shares.
                (ii)    Shared power to vote or direct the vote - 3,650 shares.
                (iii) Sole power to dispose or direct the disposition of - 2,367,019 shares.
                (iv)    Shared power to dispose or direct the disposition of -
                        3,650.

        Of the shares listed above as beneficially owned, 2,272,019 are owned by Mr. Paulson directly, 3,650 shares are owned by Mr. Paulson's spouse and 95,000 shares are deemed owned pursuant to options exercisable within 60 days of December 31, 1999.


ITEM 10.        CERTIFICATION

                By signing below I certify that to the best of my knowledge and belief the securities referred to above were not acquired and are not held for the purpose of or with the affect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or us a participant in any transaction having that purpose or effect.


                                Page 3 of 4 Pages

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 9, 2000


                                       By:   /s/ Eric H. Paulson
                                           -------------------------------------
                                                 Eric H. Paulson


                                Page 4 of 4 Pages